EXECUTION VERSION

DISTRIBUTION, LICENSE AND MANUFACTURING AGREEMENT

FOR GLAMSMILE VENEER PRODUCTS

by and among

REMEDENT, INC.

REMEDENT N.V.

and

GLAMSMILE DENTAL TECHNOLOGY, LTD.

Dated as of

January 20, 2012

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DISTRIBUTION, LICENSE AND MANUFACTURING AGREEMENT

THIS DISTRIBUTION, LICENSE AND MANUFACTURING AGREEMENT (this “Agreement”) dated as of January 20, 2012, (the “Effective Date”) by and among Remedent, Inc, a Nevada corporation (“Remedent Nevada”), Remedent N.V., a company incorporated under the laws of Belgium (“Remedent Belgium) ( collectively “Remedent”) and GlamSmile Dental Technology, Ltd., a company incorporated under the laws of the Cayman Islands (“GlamSmile”). Remedent and GlamSmile may also be referred to as a “Party” and collectively as the “Parties.”

WHEREAS, Remedent possesses certain Intellectual Property Rights applicable to the manufacturing, marketing, distributing, licensing and selling its veneer products in the “B2C Market” (as defined therein);

WHEREAS, Remedent Belgium had previously entered into that certain Intellectual Property Sale Agreement, dated July 29, 2011, (the “Prior Agreement”) with GlamSmile , Ltd., a company organized under the laws of Hong Kong (“GlamSmile HK”) and at the time a controlled subsidiary of Remedent Nevada;

WHEREAS, in connection with a venture financing of GlamSmile HK’s business, Remedent and GlamSmile HK desire to reorganize their business into a Cayman Island holding company by forming GlamSmile for such purposes, and to re-align the ownership of the Intellectual Property covered under the Prior Agreement by entering into this Agreement and by amending and restating the Prior Agreement as a Sub-Distribution, License and Manufacturing Agreement under this Agreement; and

WHEREAS, in furtherance of the foregoing recitals, Remedent now desires to appoint GlamSmile as the exclusive distributor and licensee of GlamSmile Veneer Products bearing the “Glamsmile” name and mark in the Territory (as defined herein) with rights to manufacture the GlamSmile Veneer Products for in the Territory and GlamSmile desires to accept such appointment, all upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Remedent and GlamSmile hereby agree as follows.

1.           Defined Terms.

Capitalized terms used herein without definition shall have the respective meanings given to them in Schedule 1.

2.           Distribution Rights.

2.1         Appointment as Distributor of the GlamsSmile Veneer Products.

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2.1.1    Exclusive Distributor. Subject to the terms and conditions in this Agreement, Remedent hereby appoints GlamSmile as the exclusive distributor (exclusive even as to Remedent) to market, distribute, license and sell GlamSmile Veneer Products bearing the “GlamSmile” name and mark in the Territory, and GlamSmile hereby accepts this appointment. For each market in the Territory, GlamSmile may appoint one or more sub-distributors and subcontractors to market, distribute, license and sell the GlamSmile Veneer Products bearing the “GlamSmile” name and mark in the Territory.

2.1.2    Sub-distributors. GlamSmile may authorize sub-distributors and subcontractors to market, distribute, license and sell GlamSmile Veneer Products in the Territory. GlamSmile shall not sell or otherwise transfer GlamSmile Veneer Products to any sub-distributor or subcontractor until such sub-distributor or subcontractor enters into a form of written agreement ("Sub-distributor Agreement") with GlamSmile , which shall include provisions to bind such sub-distributor or subcontractor to terms and conditions substantially similar to the product and territorial scope and other limitations set forth in this Agreement with a notice to Remedent.

2.1.3    Remedent-Hidens Agreement. Remedent shall use its commercially reasonable efforts to either terminate or assign the Remdent-Hidens Agreement to GlamSmile as soon as practical after the Effective Date.

3.           Intellectual Property License Rights.

3.1         Grants. In consideration of the issuance of two million eight hundred fifty seven thousand one hundred forty three (2,857,143) shares of GlamSmile ’s Preference A-1 Shares and in further consideration of the sum of Two Hundred Fifty Thousand United States Dollars, receipt of which is hereby acknowledged as an off set to payment of certain invoices of GlamSmile Asia, Ltd., in a like amount, Remedent grants the following licenses to GlamSmile :

3.1.1    Use of Existing Intellectual Property in the Territory. Subject to the terms and conditions in this Agreement and the Den-Mat Agreement, Remedent hereby grants to GlamSmile a perpetual, irrevocable, exclusive (except as to Den-Mat), royalty free, sublicensible, transferable right and license to use, make, develop, produce, manufacture, modify, market, sell, distribute, practice, commercialize, exploit, or import within the Territory the Intellectual Property owned or used by Remedent that is embedded in the GlamSmile Veneer Products as it exists on the Effective Date and the exclusive right to use the trademark “GlamSmile” (exclusive even as to Den-Mat and Remedent) within the Territory subject to the terms under Sections 3.5 and 3.6. Notwithstanding the foregoing, (a) Remedent retains the right to use and license to any Person performing contract manufacturing for Remedent such Intellectual Property solely in connection with the manufacture of the GlamSmile Veneer Products and for internal product development related to the GlamSmile Veneer Products, (b) this grant shall not include any rights to the name or trademark ‘Remedent’, and (c) GlamSmile and Remedent agree that GlamSmile ’s right and license to use the Intellectual Property within the Territory shall be non-exclusive to Den-Mat’s pre-existing rights under the Den-Mat Agreement subject to Section 3.7 herein, except for the right to use the trademark “GlamSmile” which shall be exclusive. For purposes of clarity, GlamSmile shall not use the name or trademark ‘Remedent’ without the prior written consent of Remedent, and GlamSmile shall not use the name or trademark ‘GlamSmile’ outside the Territory without the prior written consent of Remedent. Notwithstanding anything to the contrary in this Agreement, neither GlamSmile nor any sub-distributor nor any Affiliate, permitted successor or assignee of any of the foregoing, shall, directly or indirectly, make any reference or comparison in its marketing materials or in any advertising or sales efforts to any Den-Mat product or trademark including, but not limited to, LumiSmile, Lumineers, Luminate, or Lumitray, without the prior written consent of Remedent.

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3.1.2    Use of Future Intellectual Property. Subject to the terms and conditions in this Agreement and the Den-Mat Agreement, Remedent hereby grants to GlamSmile a perpetual, irrevocable, exclusive (except as to Den-Mat), royalty free, sublicensible, transferable right and license to use make, develop, produce, manufacture, modify, market, sell, distribute, practice, commercialize, exploit, or import within the Territory the Intellectual Property owned or used by Remedent that is related to the GlamSmile Veneer Products and is developed (whether directly or indirectly, individually or jointly with others) by Remedent (or any of Remedent’s Affiliates) or acquired by Remedent (or any of Remedent’s Affiliates) after the Effective Date, except that (a) such grant is subject to the limitations set forth in Section 3.4, (b) Remedent retains the right to use and license to any Person providing contract manufacturing to Remedent (concurrently with GlamSmile’s right to use) such Intellectual Property solely in connection with the manufacture of the GlamSmile Veneer Products and for internal product development related to the GlamSmile Veneer Products and (c) Remedent retains the right to use and license to any Person providing contract manufacturing to Remedent (concurrently with GlamSmile’s right to use) any of such Intellectual Property directly related to the GlamSmile Veneer Product manufacturing process solely in connection with the manufacture of the GlamSmile Veneer Products.

3.2         Manufacturing Rights. Subject to Section 3.1.1, Remedent hereby grants to GlamSmile the perpetual, irrevocable, royalty free exclusive right and license to manufacture and produce the GlamSmile Veneer Products bearing the “GlamSmile” name and mark for its sales within the Territory. GlamSmile may grant one or more sublicenses to any of its Affiliates within the Territory for purposes of manufacturing and producing the GlamSmile Veneer Products of its sales within the Territory.

3.3         Ownership of Intellectual Property.

3.3.1    Independently Developed Intellectual Property. Each Party shall have the sole and exclusive right to apply for, prosecute and obtain all rights, grants, registrations, orders or proprietary interests of any nature, including, without limitation, patents, copyrights, industrial design and trademark and service mark registrations and any other registrations or grants of rights that are analogous thereto in any and all countries throughout the world in respect of Intellectual Property now owned or independently developed by such Party after the Effective Date. In addition, with respect to any Intellectual Property related to the GlamSmile Veneer Products developed by Remedent, Remedent, in its sole discretion at its own cost and expense may apply for, prosecute and obtain all rights, grants, registrations, orders or proprietary interests of any nature, including, without limitation, patents, copyrights, industrial design and trademark and service mark registrations and any other registrations or grants of rights that are analogous thereto in any and all countries throughout the world.

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3.3.2    Jointly Arising Intellectual Property. In the event the Parties jointly develop any Intellectual Property related to the GlamSmile Veneer Products for which a patent or copyright would be available, and if either Remedent or GlamSmile desires to pursue a patent or copyright on such Intellectual Property in any jurisdiction, then the Party who desires to pursue such patent or copyright (in this capacity, the “Filing Party”), shall deliver a notice (a “Notice of Intent to File”) to the other Party identifying the subject Intellectual Property, whether the filing will be for a patent or copyright and the jurisdiction in which such filing will be made. The Party receiving such Notice of Intent to File may then elect to participate in such filing, in which case it shall cooperate with the Filing Party in connection with such filing and the subsequent prosecution thereof and share the related costs and expenses evenly with the Filing Party. If the Party receiving such Notice of Intent to File does not deliver to the Filing Party a notice that it elects to participate in such filing and prosecution within thirty (30) days after receiving such Notice of Intent to File, the Filing Party may proceed with such filing and prosecution individually. If a Filing Party proceeds with such a filing and prosecution individually: (a) the other Party hereby authorizes the Filing Party to identify such Party as a co-owner of the subject Intellectual Property and a co-holder of the rights filed for, (b) the other Party shall provide such assistance as the Filing Party may reasonably request in connection therewith, (c) the Filing Party shall be reimbursed for the costs and expenses incurred by it in connection with such filing and prosecution as a priority payment from any sale, license fees, royalties, proceeds of infringement actions or other amounts received by Remedent or GlamSmile with respect to such Intellectual Property in the territory covered by such patent or copyright before the remaining is shared evenly between the Parties, (d) the Filing Party shall be reimbursed for the costs and expenses incurred by it in connection with providing cooperation as a second priority payment from any sale, license fees, royalties, proceeds of infringement actions or other amounts received by Remedent or GlamSmile with respect to such Intellectual Property in the territory covered by such patent or copyright before the remaining is shared evenly between parties, (e) each of GlamSmile and Remedent shall take such actions as the other may reasonably request to implement the provisions of this Section 3.3.2 with respect to such Intellectual Property and (f) the patents or copyrights so obtained shall be jointly owned by Remedent and GlamSmile.

3.4         Rights in Future Intellectual Property. Remedent shall promptly notify GlamSmile of any Intellectual Property developed (whether directly or indirectly, individually or jointly with others) by Remedent (or any of Remedent’s Affiliates) or acquired by Remedent (or any of Remedent’s Affiliates) after the Effective Date related to the GlamSmile Veneer Products and concurrently therewith deliver such Intellectual Property to GlamSmile. The grants provided in Section 3.1 shall not apply to any Intellectual Property licensed by Remedent after the Effective Date for which, despite commercially reasonable efforts, Remedent is not able to obtain a sublicense or the right to grant a sublicense enabling Remedent to grant the license contemplated by Section 3.1. Upon being advised that any Intellectual Property Remedent desires to license from another Person after the Effective Date would not be available to GlamSmile as contemplated by Section 3.1, Remedent shall give prompt written notice of such event to GlamSmile and thereafter will not license such Intellectual Property without first cooperating with GlamSmile for a period of at least fifteen (15) Business Days, in such manner as GlamSmile may reasonably request, to obtain a license of such Intellectual Property, on commercially reasonable terms, in the scope contemplated by Section 3.1 or in such more limited scope as GlamSmile may agree.

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3.5         Transfer of Ownership of the Trademark “GlamSmile” in the Republic of China (Taiwan). Subject to the terms and conditions of this Agreement, as of the Effective Date, Remedent shall, or cause its Affiliates to, irrevocably transfer to GlamSmile or its designated Affiliate all of the right, title and interest of Remedent and its Affiliates in and to the trademark “GlamSmile” in the Republic of China (Taiwan). Remedent shall, or cause its Affiliates to, complete the transfer of the trademark “GlamSmile” in the Republic of China (Taiwan) within ninety (90) days of the Effective Date by perfecting changes of titles and registrations of the trademark “GlamSmile” in the Republic of China (Taiwan).

3.6         Confirmation or Transfer of Ownership of the Trademark “GlamSmile” in the People’s Republic of China. Remedent agrees and confirms that GlamSmile is the sole owner having all the rights, title and interest of the trademark “GlamSmile” in the People’s Republic of China, or otherwise shall, or cause its Affiliates to, irrevocably transfer to GlamSmile or its designated Affiliate all of the right, title and interest of Remedent and its Affiliates in and to the trademark “GlamSmile” in the People’s Republic of China and complete the transfer of the trademark “GlamSmile” in the People’s Republic of China within sixty (60) days of the Effective Date by perfecting changes of titles and registrations of the trademark “GlamSmile” in the People’s Republic of China.

3.7         Expansion of Intellectual Property Rights in the Territory. Remedent agrees to use its best efforts to amend the Den-Mat Agreement within one hundred fifty (150) days of the Effective Date to provide that Remedent shall retain lien-free interests or have exclusive rights to use the GlamSmile Veneer Technology in the Territory, even as to Den-Mat , whether it be in the B2C Market or otherwise. If Remedent is successful in amending the Den-Mat Agreement expanding the Intellectual Property rights in the Territory, Remedent shall promptly amend this Agreement to assign or transfer all expanded rights it may have regarding GlamSmile Veneer Technology in Territory to GlamSmile, execute any documents required by the applicable laws or reasonably requested by GlamSmile, and make any other necessary assistance to effect and perfect such assignment or transfer, provide further, if the expanded rights in Territory are not assignable, or otherwise transferable, to GlamsSmile by operation of law, then Remedent hereby grants to Glamsmile a fully paid-up, irrevocable, perpetual, exclusive, license to use make, develop, produce, manufacture, modify, market, sell, distribute, practice, commercialize, exploit, or import within the Territory the Intellectual Property owned or used by Remedent that is embedded in the GlamSmile Veneer Products as it exists on the Effective Date. If Remedent fails to amend the Den-Mat agreement under section 3.7 herein, Remedent shall transfer a total of 500,000 ordinary shares of GalmSmile owned by Remedent to the Purchasers (as defined in the Share Purchase Agreement entered into by the Parties) at no cost to Purchasers.

4.           Enforcement of Rights.

4.1         Intellectual Property.

4.1.1    From and after the date of this Agreement, Remedent, have the right to maintain all of its Intellectual Property related to the GlamSmile Veneer Products and have the first option to enforce all of its rights to protect against any infringing or unauthorized use of such Intellectual Property by any Person in Territory at Remedent’s own cost, provided however, if Remedent decides not to take actions against infringement, GlamSmile shall have the right to commence actions for infringement and enforce its rights granted herein in the Territory and settle any such actions, and Remedent hereby agrees to assist and cooperate with GlamsSmile to the extent necessary in such actions.

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5.         Sales Assistance and Regulatory Matters.

5.1         Sales Assistance. If Remedent is contacted by any Person seeking to acquire GlamSmile Veneer Products in the Territory and within the B2C Market or GlamSmile Veneer Products bearing the “Glamsmile” name and mark in the Territory, Remedent shall refer such sales lead promptly to GlamSmile.

5.2         Regulatory Matters. GlamSmile shall be responsible for obtaining all regulatory approvals required for it to act as a distributor of the GlamSmile Veneer Products in Territory where the nature of its activities requires such approval to be obtained. GlamSmile shall provide to Remedent, upon reasonable request, materials in its possession and access to its employees, in each case that the Remedent reasonably determines to be relevant to any regulatory approval sought or required to be obtained by it with respect to the distribution, marketing or sale of the GlamSmile Veneer Products outside the Territory, and agrees to cover GlamSmile’s cost for activities in response to Remedent’s request.

6.         Term and Termination.

6.1         Term. This Agreement shall remain in effect perpetually unless and until terminated as set forth in this Section 6.

6.2         Termination for Cause.

6.2.1    By Remedent. This Agreement may be terminated by Remedent: (a) at any time upon sixty (60) days’ prior written notice to GlamSmile in the event GlamSmile materially breaches any of its obligations under this Agreement and fails to cure such breach within such sixty (60) day period; or (b) immediately upon notice of termination to GlamSmile if an involuntary or voluntary proceeding shall have been instituted in a court having jurisdiction seeking a decree or order for relief in respect of GlamSmile under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of GlamSmile, or for any substantial part of its property, or for the winding-up or liquidation of its affairs, or GlamSmile fails generally to pay its debts as they become due, or takes any corporate action in furtherance of any of the foregoing.

6.2.2    By GlamSmile. This Agreement may be terminated by GlamSmile: (a) at any time upon sixty (60) days’ prior written notice to Remedent in the event of Remedent materially breaches any of its obligations, including, but not limited to, its representations and warranties, under this Agreement and fails to cure such breach within such sixty (60) day period.

6.3         Survival. The provisions of Sections 1, 2.1, 3.1, 3.5, 3.6, 3.7, 6.3, 8, and 9 shall survive any termination of this Agreement, and termination of this Agreement shall not release any Party from liability to the other Parties for any breach of this Agreement occurring or arising prior to such termination.

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7.         Representations and Warranties.

7.1         Representations and Warranties of Remedent. As of the Effective Date, Remedent, Inc., and Remedent N.V. represent and warrant to GlamSmile as follows:

7.1.1    Organization. Remedent N.V. is a duly organized company, validly existing and in good standing under the laws of Belgium and has the corporate power and authority to conduct its business as it is currently conducted by it and to own, operate and lease its assets. Remedent, Inc. and Remedent N.V. are duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which they are required to be so licensed or qualified, except where the failure to be so qualified would not have a material adverse effect on their business or their ability to fulfill its obligations under this Agreement.

7.1.2    Authorization. Remedent, Inc. and Remedent N.V. have all required power and authority to enter into this Agreement and the other agreements, documents and instruments contemplated by this Agreement to which it will be a party (collectively, the “Remedent Transaction Documents”), to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including the appointments and grants set forth in this Agreement. The execution and delivery of this Agreement and the other Remedent Transaction Documents to which they are a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by directors and, to the extent required by applicable law or otherwise, by stockholders entitled to vote thereon, and no other corporate action or approval by them are necessary for the execution, delivery or performance of this Agreement or such other Remedent Transaction Documents. This Agreement has been, and each of the other Remedent Transaction Documents to which Remedent, Inc. and Remedent N.V. are parties will be when executed and delivered in accordance with the terms and conditions hereof, duly executed and delivered by them, and this Agreement is, and each of the other Remedent Transaction Documents to which they are a party will be when executed and delivered in accordance with the terms and conditions hereof, a valid and binding obligation of Remedent, Inc. and Remedent N.V. respectively, enforceable against them in accordance with each of its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (ii) general principles of equity (whether considered in an action in equity or at law).

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7.1.3    Remedent Intellectual Property. Schedule 7.1.3 lists each patent, registered trademark, design mark, service mark and trade name, registered copyright and domain name, and each application for any of the foregoing, that is included among the Intellectual Property owned by or licensed to Remedent embedded in GlamSmile Veneer Products. Except as set forth in Schedule 7.1.3, (a) Remedent has all right, title and interest in and to the Intellectual Property related to the GlamSmile Veneer Products owned by it, free and clear of all liens or other encumbrances; (b) there is no claim or notice of infringement of the Intellectual Property rights of any other Person pending or threatened in writing within the two (2) year period preceding the date hereof, against Remedent relating to the operation of Remedent’s business; (c) each material item of Intellectual Property related to the GlamSmile Products owned by Remedent is valid, subsisting, in full force and effect, has not been abandoned or passed into public domain, and all necessary registration, maintenance and renewal documentation and fees in connection with such Intellectual Property of Remedent have been timely filed with the appropriate authorities and paid; (d) to the Knowledge of Remedent, each material item of Intellectual Property related to the GlamSmile Veneer Products licensed to and used by Remedent is valid, subsisting, in full force and effect, has not been abandoned or passed into public domain, and all necessary registration, maintenance and renewal documentation and fees in connection with such Intellectual Property used by Remedent have been timely filed with appropriate authorities and paid; (e) to the Knowledge of Remedent, no Person is infringing or misappropriating the Intellectual Property of Remedent except for such infringements or misappropriations that would not reasonably be likely to have, individually or in the aggregate, a material adverse effect on Remedent, its business or its ability to fulfill its obligations under this Agreement; (f) no present or former employee of Remedent has any proprietary, financial or other interest, direct or indirect, in any material item of the Intellectual Property of Remedent; (g) Remedent has taken reasonable precautions to protect trade secrets constituting material Intellectual Property owned or used by Remedent, including the execution of appropriate agreements, (h) to the Knowledge of Remedent, Remedent has not entered into any agreements, commitments or other arrangement with any other Third Party, in each case that would (1) prohibit Remedent from fulfilling its obligations hereunder or (2) be inconsistent or in conflict with the rights granted to GlamSmile hereunder; and (i) the use by GlamSmile of the Intellectual Property owned or licensed by Remedent does not infringe, misappropriate or violate any Intellectual Property rights of any Person.

7.2         Representations and Warranties of GlamSmile. As of the Effective Date, GlamSmile represents and warrants to Remedent as follows:

7.2.1    Organization. GlamSmile is a duly organized company, validly existing and in good standing under the laws of the Cayman Islands, and has the power and authority to conduct its business as it is currently conducted by it and to own, operate and lease its assets. GlamSmile is duly licensed or qualified to do business as a foreign limit company and is in good standing (to the extent such concept is applicable to it) in each jurisdiction in which it is required to be so licensed or qualified, except where the failure to be so qualified would not have a material adverse effect on GlamSmile, its business or its ability to fulfill its obligations under this Agreement.

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7.2.2    Authorization. GlamSmile has all required power and authority to enter into this Agreement and the other agreements, documents and instruments contemplated by this Agreement to which it will be a party (collectively, the “GlamSmile Transaction Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other GlamSmile Transaction Documents to which GlamSmile is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the directors, and to the extent required by law, the shareholders of GlamSmile entitled to vote thereon, and no other action or approval by GlamSmile is necessary for the execution, delivery or performance of this Agreement or such other GlamSmile Transaction Documents by GlamSmile. This Agreement has been, and each of the other GlamSmile Transaction Documents to which GlamSmile is a party will be when executed and delivered in accordance with the terms and conditions hereof, duly executed and delivered by GlamSmile, and this Agreement is, and each of the other GlamSmile Transaction Documents to which GlamSmile is a party will be when executed and delivered in accordance with the terms and conditions hereof, a valid and binding obligation of GlamSmile, enforceable against it accordance with each of its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (ii) general principles of equity (whether considered in an action in equity or at law

8.         Confidentiality.

8.1         Confidential Information of Remedent. All Confidential Information with respect to Remedent and its Affiliates that is disclosed to GlamSmile by Remedent, its Affiliates or representatives, whether in physical or intangible form, and all Confidential Information regarding Remedent of which GlamSmile becomes aware in connection with its performance of under this Agreement, shall be held as confidential by GlamSmile. Such information shall at all times remain the property of Remedent and Remedent shall own and retain all right, title and interest therein and thereto. GlamSmile shall hold all Confidential Information in confidence, using the same degree of care to prevent unauthorized disclosure or access that it uses with its own confidential information of similar type, and shall not disclose such Confidential Information to others, allow others to access it, or use it in any way, commercially or otherwise, except in direct furtherance of this Agreement. GlamSmile may disclose Confidential Information to its employees and its attorneys, accountants and other confidential advisors with a need to know such Confidential Information in connection with this Agreement; provided, however, that all such employees and advisors are bound by obligations to maintain the confidentiality of the Confidential Information at least as protective as those set forth in this Agreement. Except as set forth herein, nothing in this Agreement shall be construed as conveying any other right or license (implied or otherwise) to GlamSmile in such Remedent Confidential Information.

8.1.1    Permitted Disclosure. If GlamSmile is compelled to disclose all or any part of any Confidential Information by any Governmental Authority, or if it is required to disclose any Confidential Information in its reports or other filings under applicable law, it shall, to the extent practicable and subject to applicable laws, first give prompt written notice of such request to Remedent to enable Remedent to seek a protective order or take other appropriate measures to prevent or modify the disclosure, and shall, at Remedent’s expense, cooperate in such efforts.

8.1.2    Exclusions. Confidential Information with respect to Remedent and its Affiliates shall not include information if and to the extent GlamSmile can demonstrate such information: (a) is or becomes known to the public other than by disclosure by GlamSmile in violation of this Agreement; (b) was known to GlamSmile before disclosure hereunder, without a duty of confidentiality; (c) was independently developed by GlamSmile outside of this Agreement and without reference to or use of any Confidential Information of Remedent; or (d) was rightfully obtained by GlamSmile from a third party without a duty of confidentiality in favor of Remedent.

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8.1.3    Return of Confidential Information. Upon the termination of this Agreement, GlamSmile shall promptly return to Remedent all Confidential Information with respect to Remedent and its Affiliates and all copies, summaries, excerpts and abstracts thereof then in its possession. Notwithstanding the foregoing, GlamSmile may keep one copy of any document requested to be returned or destroyed in the files of its legal department or outside counsel for record purposes only and for purposes of ensuring compliance with the terms of this Agreement.

8.1.4    Injunctive Relief. GlamSmile acknowledges and agrees that in the event of any breach or threatened breach of its obligations hereunder with respect to Confidential Information, damages will not be an adequate remedy and Remedent shall be entitled to obtain injunctive relief, without having to post a bond or other security.

9.         Indemnification.

9.1         Indemnification by GlamSmile. GlamSmile shall defend, indemnify and hold harmless Remedent and its Affiliates and its and their respective officers, directors, members, managers, employees, agents and representatives from and against any and all claims, judgments, damages, liabilities, actions, demands, costs, expenses or losses, including reasonable attorneys’ fees and costs (collectively, “Liabilities”), to the extent resulting from, arising out of, or in connection with, an act or omission of GlamSmile in connection with performance of its obligations under this Agreement and the other GlamSmile Transaction Documents, or the breach of any representation, warranty or covenant made by GlamSmile in this Agreement or any of the other GlamSmile Transaction Documents.

9.2         Indemnification by Remedent. Remedent shall defend, indemnify and hold harmless GlamSmile and its Affiliates and its and their respective officers, directors, members, managers, employees, agents and representatives from and against any and all Liabilities, to the extent resulting from, arising out of, or in connection with any act or omission by Remedent in connection with performance of its obligations under this Agreement and the other Remedent Transaction Documents, or the breach of any representation, warranty or covenant made by Remedent in this Agreement or any of the other Remedent Transaction Documents.

9.3         IP Indemnity. Remedent shall indemnify GlamSmile and its Affiliates and its and their respective officers, directors, members, managers, employees, agents and representatives from and against any and all Liabilities, to the extent resulting from, arising out of, or in connection with any infringement or alleged infringement of the GlamSmile Veneer Products, the Intellectual Property of Remedent, or any use or application thereof upon any Intellectual Property of any Person. If the manufacture, distribution, marketing, licensing, sale or use of any GlamSmile Veneer Product or Intellectual Property, as contemplated by this Agreement, is enjoined as a result of any Intellectual Property claim or judgment, then Remedent, in addition to its other obligations under this Agreement, shall, at its option, (i) obtain for GlamSmile, at Remedent’s expense, any license required for GlamSmile to manufacture, market, distribute, license and sell the GlamSmile Veneer Products as contemplated by this Agreement, or (ii) redesign the infringing item or items to be non-infringing, while maintaining the original function thereof or (iii) replace the infringing item or items with an equivalent, non-infringing item approved by GlamSmile.

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9.4         Indemnification Procedures. A Party seeking indemnification under this Section 9 for itself or any of its Affiliates or any of its or their respective officers, directors, members, managers, employees, agents and representatives (collectively in this capacity, the “Indemnified Party”) shall promptly notify the Party from whom indemnification is sought (in this capacity, the “Indemnitor”) of any Liability in respect of which such Indemnified Party intends to claim indemnification; provided, however, that the failure to so notify the Indemnitor shall not affect the Indemnified Party’s rights to indemnification hereunder except to the extent that the Indemnitor is materially prejudiced by such failure. With respect to any Liabilities that relate to a third party claim, the Indemnified Party shall permit the Indemnitor to control the defense of any such Liabilities; provided, however, if the Indemnified Party reasonably determines that the joint representation of the Indemnified Party and the Indemnitor by a single counsel would result in a conflict of interest arising out of the joint representation by counsel selected by the Indemnitor of the interests of the Indemnitor and the Indemnified Party, the Indemnitor shall be entitled to engage separate counsel to represent the Indemnified Party (at the Indemnitor’s sole cost and expense) and, if the Indemnitor fails to do so, the Indemnitor shall not be entitled to assume the Indemnified Party’s defense of such Liability. If the Indemnitor assumes the defense of any Liability, the Indemnitor shall consult with the Indemnified Party for the purpose of allowing the Indemnified Party to participate in such defense, but in such case the legal expenses of the Indemnified Party incurred as a result of such participation shall be paid by the Indemnified Party. With respect to any Proceeding for which the Indemnitor has assumed the defense of an Indemnified Party, the Indemnitor shall promptly inform the applicable Indemnified Party of all material developments related thereto, including copying such Indemnified Party on all pleadings, filings and other correspondence relating thereto. If the Indemnitor fails to assume and defend a Liability or if, after commencing or undertaking any such defense, the Indemnitor fails to prosecute such Liability, the Indemnified Party shall have the right to undertake the defense or settlement thereof. With respect to any Liabilities that relate to a third party claim, the Indemnified Party shall have the right to settle such Liabilities, provided the Indemnified Party consents in writing to such settlement, which consent shall not be unreasonably withheld.

10.        Miscellaneous.

10.1       Expenses. Except as otherwise specifically provided for in this Agreement, each Party shall bear its expenses, costs and fees (including attorneys’, auditors’ and financing fees, if any) incurred in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith.

10.2       Further Actions. Subject to the terms and conditions of this Agreement, each Party shall execute and deliver such certificates and other documents and take such actions as may reasonably be requested by any other Party in order to effect the transactions contemplated by this Agreement.

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10.3       Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if: (a) delivered personally; (b) mailed, using certified or registered mail with postage prepaid; (c) sent by next-day or overnight mail or delivery using an internationally recognized overnight courier service; (d) transmitted by facsimile machine or electronically by e-mail, as follows:

To Remedent	Remedent, Inc./Remedent N.V
Zunderlaan 1-3 Bus 8,900
Ghent, Belgium
Attn: Guy De Vreese
Fax:
E-mail: guyde@remedent.be

with a copy (which shall not	Locke Lord LLP
constitute notice) sent to:	500 Capitol Mall, Suite 1800
Sacramento, California 95814
Attn: Scott E. Bartel
Fax: 916-930-2501
E-mail: sbartel@lockelord.com

To GlamSmile:	GlamSmile Dental Technology, Ltd

Attn: Chief Executive Officer

or, in each case, at such other address as may be specified in writing to the other Parties in accordance with this Section 10.3.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received: (a) if by personal delivery, on the day of such delivery; (b) if by certified or registered mail, on the third (3rd) Business Day after the mailing thereof; (c) if by next-day or overnight mail or delivery, on the day delivered, or if by facsimile or e-mail, on the day of a confirmed transmission.

10.4       Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Remedent shall not assign this Agreement either in whole or in part without the prior written consent of GlamSmile, provided, however, that Remedent shall have the right to assign this Agreement either in whole or in part to Affiliates of Remedent, to any successor to all or substantially all of Remedent’s business and in connection with a collateral assignment to lenders, provided that, in each instance, the assignee shall have acknowledged in writing the existence of this Agreement and GlamSmile’s rights hereunder. GlamSmile shall not assign this Agreement either in whole or in part without the prior written consent of Remedent; provided, however, that GlamSmile shall have the right to assign this Agreement either in whole or in part to Affiliates of GlamSmile, to any successor to all or substantially all of GlamSmile’s business and in connection with a collateral assignment to lenders. Any attempted assignment or delegation in violation of this Section 10.4 will be void. Except as expressly set forth in Section 8, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person, other than the Parties and the successors and assigns permitted by this Section 10.4, any right, remedy or claim under or by reason of this Agreement.

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10.5         Amendment; Waiver. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party or Parties against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party or Parties granting such waiver in any other respect or at any other time. The waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement or a failure to or delay in exercising any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any Party may otherwise have at law or in equity.

10.6         Entire Agreement. This Agreement (including the Exhibits and Schedules referred to herein or delivered hereunder) and the agreements expressly contemplated to be executed and delivered by the Parties pursuant to this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all contemporaneous oral agreements and all prior oral and written quotations, communications, agreements, understandings of the Parties and written or oral representations of any Party with respect to the subject matter of this Agreement.

10.7         Severability. If any provision of this Agreement shall be held or declared to be invalid or unenforceable, such invalid or unenforceable provision shall not affect any other provision of this Agreement, and the remainder of this Agreement, and each Party’s obligations hereunder, shall continue in full force and effect as though such provision had not been contained in this Agreement and, if permitted under applicable rules of instruction and interpretation, such provision shall be reformed to the extent necessary to render such provision valid and enforceable and to reflect the intent of the Parties to the maximum extent possible under applicable law.

10.8         Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.9         Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, regardless of whether all of the Parties have executed the same counterpart. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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10.10       Governing Law. This Agreement and the rights and obligations of the parties shall be governed by, construed and enforced in accordance with the laws of the State of California, without giving effect to any choice or conflict of law rule that would cause the application or the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties.

10.11       Consent to Jurisdiction.

10.11.1     Each of the parties irrevocably and unconditionally submits, for itself and its properties and assets, to the exclusive jurisdiction of the courts in the State of California, in the County of San Francisco or the United States of America for the Northern District of California and any appellate court therefrom (collectively, the “California Courts”), in any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties irrevocably and unconditionally agrees that all claims in respect of any such proceeding shall be heard and determined in the California Courts. Each of the parties agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

10.11.2    Each of the parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any proceeding arising out of or relating to this agreement or the transactions contemplated hereby in any of the California Courts. Each of the parties irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such proceeding in any of the California Courts.

10.12       Waiver of Punitive and Other Damages and Jury Trial.

10.12.1    The parties to this Agreement expressly waive and forgo any right to recover punitive, exemplary or similar damages in any arbitration, lawsuit, litigation or proceeding arising out of or resulting from any controversy or claim arising out of or relating to this agreement or the transactions contemplated hereby.

10.12.2    Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore, to the fullest extent it may legally and effectively do so, it hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this agreement or the transactions contemplated hereby.

10.12.3    Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce either of the foregoing waivers, (b) it understands and has considered the implications of such waivers, (c) it makes such waivers voluntarily, and (d) it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.12.3.

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10.13         No Waiver; Remedies. No Party shall by any act (except by written instrument pursuant to Section 10.5), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions of this Agreement. No failure to exercise, nor any delay in exercising on the part of any Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.14         No Limitation on Competitive Activities. Nothing in this Agreement shall, or shall be construed to, limit in any way Remedent’s right and ability to manufacture, market, distribute, license and sell any other product, other than the GlamSmile Veneer Products or services in the Territory, regardless of whether such other products or services compete with the GlamSmile Veneer Products.

10.15         No Partnership or Joint Venture. Nothing in this Agreement shall be construed as (a) giving any Party any rights as a partner in or owner of the business of the other Parties, (b) entitling a Party to control in any manner the conduct of the other Parties’ business, or (c) making any Party a joint venturer, joint employer, principal, agent, or employee of the other Parties. Except as expressly set forth in this Agreement or in any of the agreement or instruments contemplated hereby, no Party shall have, nor shall it represent itself as having, the power to make any contracts or commitments in the name of or binding upon any of the other Parties.

10.16         Specific Performance. Each of the Parties acknowledges and agrees that, in the event of any breach of this Agreement, the non-breaching Party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the Parties (a) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement; and (b) shall waive, in any action for specific performance, the defense of the adequacy of a remedy at law.

10.17         Interpretation. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party. Unless otherwise expressly specified in this Agreement: (a) the words “hereof”, “hereby” and “hereunder,” and correlative words, refer to this Agreement as a whole and not any particular provision; (b) the words “include”, “includes” and “including”, and correlative words, are deemed to be followed by the phrase “without limitation”; (c) the word “or” is not exclusive and is deemed to have the meaning “and/or”; (d) words using the singular or plural number shall also include the plural or singular number, respectively; (e) the masculine, feminine or neuter form of a word includes the other forms of such word and the singular form of a word includes the plural form of such word; (f) references to a Person shall include the permitted successors and assigns thereof; (g) references made in this Agreement to an Article, Section, Schedule or Exhibit mean an Article or Section of, or a Schedule or Exhibit to, this Agreement; and (h) all consents and approvals are in the sole discretion of the Party requested to give such consent or approval, unless otherwise expressly provided.

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10.18         Mitigation. Each Party shall take commercially reasonable efforts to mitigate its damages in the event of a breach of this Agreement by the other Party.

10.19         Bankruptcy. Notwithstanding any provision contained herein to the contrary, if Remedent is under any bankruptcy proceeding and the trustee in bankruptcy of such party, or such party, as a debtor in possession, elects to reject this Agreement, GlamSmile may retain any and all of the rights transferred or licensed to it hereunder, to the maximum extent permitted by law. The parties further agree that GlamSmile shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, shall be promptly delivered to GlamSmile upon request

[remainder of page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, Remedent and GlamSmile, by their respective authorized representatives set forth below, have signed this Agreement as of the Effective Date.

REMEDENT, INC.		REMEDENT, N.V.
“Remedent Nevada”		“Remedent Belgium”

By:		By:

Name:	Guy De Vreese	Name:	Guy De Vreese

Title:	Chief Executive Officer	Title:	Chief Executive Officer

GLAMSMILE DENTAL TECHNOLOGY, LTD. “GlamSmile”

By:

Name:	David Lok

Title:	Chief Executive Officer

Signature Page to Dental Tech Distribution Agreement-c

Schedule 1

Definitions

(a)          “Affiliate” shall mean, with respect to an entity, any Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, that entity.

(b)          “B2C Market” shall mean the market for GlamSmile Veneer Product sold directly to consumers through retail locations.

(c)           “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in New York are authorized or required by law to remain closed.

(d)          “Confidential Information” of any Person shall mean all confidential or proprietary information of such Person, including financial statements, customer and supplier lists, reports, marketing studies, and business plans and forecasts, whether written, oral, or in electronic or other form and whether prepared by such Person, its Affiliates or its representatives.

(e)          “Den-Mat Agreement” shall mean that certain Amended and Restated Distribution, License and Manufacturing Agreement, dated June 6, 2009, as amended from time to time thereafter, by and between Remedent Nevada, Remedent Belgium, and Den-Mat Holdings, LLC.

(f)          “Den-Mat” shall mean Den-Mat Holdings, LLC.

(g)          “GlamSmile Veneer Products” shall mean all of Remedent’s veneer products (whether made in or out of Trays) made of any material (e.g., hybrid porcelain and full porcelain) and any private label materials or tools used in the placement of the veneers bearing the GlamSmile name or brand, and the GlamSmile Technology and Processes incorporated therein.

(h)          “GlamSmile Technology and Processes” shall mean the Intellectual Property embedded in the GlamSmile Veneer Products licensed by Remedent to GlamSmile pursuant to this Agreement, including process described in Annex B.

(i)          “Governmental Authority” shall mean any: (a) federal, state, regional, county, city, municipal or local government, whether foreign or domestic; (b) governmental or quasi-governmental authority of any nature, including any regulatory or administrative agency, commission, department, board, bureau, court, tribunal, arbitrator, arbitral body, agency, branch, official entity or other administrative or regulatory body obtaining authority from any of the foregoing, including courts and any supra-national organization, state, county, city or other political subdivision; or (c) other Person exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

Signature Page to Dental Tech Distribution Agreement-c

(j)          “Intellectual Property” shall mean a patent, patent application, industrial design, invention, design, trade secret, idea, work, methodology, technology, innovation, creation, concept, moral right, development drawing, research, analysis, know-how, experiment, copyright, trademark, service mark, data, formula, method, procedure, process, system or technique and any registration, application, right or other grant analogous thereto with respect to any of the foregoing.

(k)          “Knowledge of GlamSmile” shall mean the actual knowledge of any of the executive officers of GlamSmile.

(l)          “Knowledge of Remedent” shall mean the actual knowledge of any of the executive officers of either Remedent, Inc. or Remedent N.V.

(m)          “Law” shall mean any treaty, code, statute, law, rule, regulation, convention, ordinance, Order, legally binding regulatory policy statement or similar legally binding guidance, binding directive or decree of any kind of any Governmental Authority, as well as any common law.

(n)          [Reserved]

(o)          “Order” means any judgment, writ, decree, directive, decision, injunction, ruling, award or order (including any consent decree or cease and desist order) of any kind.

(p)          “Party” shall mean any of Remedent, Inc., Remedent N.V. or GlamSmile Dental Technology, Ltd., individually, and “Parties” shall mean all of such Persons collectively.

(q)          “Permit” shall mean any permit, license, authorization, registration, franchise, approval, certificate, variance, waiver or other authorization, approval, consent, clearance or similar right issued, granted or obtained by or from any Governmental Authority.

(r)          “Person” shall mean any natural person, firm, partnership, association, corporation, company, trust, business trust, governmental entity or other entity.

(s)          “Proceeding” shall mean any action, suit, arbitration, mediation, litigation, hearing, investigation, inquiry or other proceeding of any kind.

(t)          “Product” shall mean, the GlamsSmile Veneer Products intended to be sold in the B2C Market.

(u)          “Remedent-Hidens Agreement” shall mean that certain Exclusive Distribution Agreement entered into by and between Remedent N.V. and Hidens Co., Ltd. as of December 9, 2009.

(v)         “Territory” shall mean the B2C Market in the countries listed in Annex A.

* * * *

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Annex A

LIST OF COUNTRIES INCLUDED IN THE TERRITORY

Peoples Republic of China (including Hong Kong and Macau)

Republic of China (Taiwan)

Annex B

GlamSmile Technology and Processes

1.          Technology/procedure for the construction of "veneer" placement tray and clinical methodology for simultaneous placement of multiple veneers

2.          Technology used in the production and placement of GlamSmile veneer products, including but not limited to:

(a)          Digital scanning by robotic scanner

(b)          Proprietary digital design software for veneers (as well as design of reduction and occlusal trays)

(c)          3-D printing of resin representations of digitally designed teeth and fully formulated resin reduction and occlusal trays for insertion and use by dentist

(d)          Proprietary investment material

(e)          Proprietary porcelain

(f)          Proprietary glaze and decal technology

Schedule 7.1.3

Remedent Intellectual Property

Patents

Europe

International Publication Number: WO2006/021240 A1

International Publication Date: 03/02/2006

International Filing Date: 04/21/2005

International Application Number: PCT/EP2005/004285

USA

Dental Prostheses

Publication Number: US 2007/0292821 A1

Publication Date: 12/20/2007

Application Number: 11/661,218

§ 371(c)(1), (2), (4) Date: 02/26/2007

Trademarks

European Union Community Trademark

Trademark Name: GLAMSMILE

Filing Date: 06/04/2007

Date of Registration: 06/03/2008

Trademark Number: 005818414

Owner: Remedent N.V.

Benelux Trademark

Trademark Name: GLAMSMILE

Filing Date: 10/27/2006

Expiration Date: 10/27/2016

Registration Number: 0812055

Serial Number: 1114752

USA (Word Mark Published for Opposition)

Word Mark: GLAMSMILE

Filing Date: 08/16/2007

Published for Opposition: 07/01/2008

Serial Number: 77256546

Owner: (Applicant) Remedent N.V.

Republic of China (Taiwan)

Trademark Name: GLAMSMILE

Registration No.: 99046559

Owner: Remedent N.V.

Schedule 7.1.3 (continued)

Exceptions to Section 7.1.3:

The Intellectual Property Rights are the subject of that certain Amended and Restated Distribution, License and Manufacturing Agreement, dated June 6, 2009, as amended from time to time thereafter, by and between Remedent Nevada, Remedent Belgium, and Den-Mat Holdings, LLC. and that certain Exclusive Distribution Agreement, dated December 2, 2009, by and between Remedent Belgium and Hidens Co., Ltd.